                                 SCHEDULE 14A
                                 (Rule 14-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                               -----------------

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]Preliminary Proxy Statement
[_]Confidential, for Use of the Commission Only (as permitted by Rule
   14a-6(e)(2))
[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              AVANEX CORPORATION
               (Name of Registrant as Specified in Its Charter)

                               -----------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]No fee required.
[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1)Title of each class of securities to which transaction applies:
    (2)Aggregate number of securities to which transaction applies:
    (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)Proposed maximum aggregate value of transaction:
    (5)Total fee paid:
    [_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)Amount Previously Paid:
    (2)Form, Schedule or Registration Statement No.:
    (3)Filing Party:
    (4)Date Filed:

                               -----------------

                          [LOGO OF AVANEX CORPORATION]


                          40919 Encyclopedia Circle,
                           Fremont, California 94538

                               -----------------

                   Notice of Annual Meeting of Stockholders
                        to be held on October 19, 2001

                               -----------------

TO THE STOCKHOLDERS OF AVANEX CORPORATION:

   NOTICE IS HEREBY GIVEN that the fiscal year 2001 Annual Meeting of Stockholders ("the Annual Meeting") of AVANEX CORPORATION, a Delaware corporation (the "Company"), will be held on Friday, October 19, 2001 at 10:00 a.m. local time at the Marriott Hotel, 46100 Landing Parkway, Fremont, California 94538, telephone: (510) 413-3766 for the following purposes:

       1. To elect two directors to hold office until the 2004 Annual Meeting of Stockholders;

       2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending June 30, 2002; and

       3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on September 1, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ Thomas G. LaWer
                                          Thomas G. LaWer
                                          Secretary

Fremont, California
September 17, 2001

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          [LOGO OF AVANEX CORPORATION]


                          40919 Encyclopedia Circle,
                           Fremont, California 94538

                               -----------------

                                PROXY STATEMENT

                               -----------------

                      For Annual Meeting of Stockholders
                        to be held on October 19, 2001

                               -----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of Avanex Corporation, a Delaware corporation (the "Company"), for use at the fiscal year 2001 Annual Meeting of Stockholders to be held on October 19, 2001, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Marriott Hotel, 46100 Landing Parkway, Fremont, California 94538, telephone: (510) 413-3766. The Company intends to mail this proxy statement and accompanying proxy card on or about September 17, 2001, to all stockholders entitled to vote at the Annual Meeting.

Record Date, Voting and Outstanding Shares

   Only holders of record of common stock at the close of business on September 1, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 1, 2001 the Company had outstanding and entitled to vote 66,422,843 shares of common stock.

   Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Except for Proposal 1, abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Quorum; Required Vote

   The presence of the holders of a majority of the shares entitled to vote generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such holders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card.

   Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker "non-vote" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting; however, broker "non-votes" are not deemed to be "votes cast." As a result, broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 40919 Encyclopedia Circle, Fremont, California 94538, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Merely attending the meeting will not, by itself, revoke a proxy.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company.

Stockholder Proposals

   The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is May 20, 2002. Pursuant to the Company's bylaws, a stockholder intending to raise a proposal or a nomination for director that is not to be included in such proxy statement and proxy at the Company's 2002 annual meeting of stockholders must provide specified information about such proposal or nomination to the Company by June 19, 2002.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on the Board of Directors. A director elected by the Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director or that director's successor is elected and qualified.

   The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 2001. The nominees for election to this class are current directors of the Company. If elected at the Annual Meeting, the nominees would serve until the 2004 annual meeting of stockholders and until they or their successors are elected and have qualified, or until each such director's earlier death, resignation or removal.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld or is not voted against the election of such nominees, for the election of the nominees named below. In the event that any nominee or the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee or nominees as management may propose. The persons nominated for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unable to serve.

   Seth Neiman and Michael Goguen resigned from our Board of Directors in July and August 2001 respectively and therefore neither Messrs Neiman nor Goguen will stand for reelection. In August 2001, the Board of Directors amended the Company's bylaws to reduce the number of authorized directors from nine to seven.

   Set forth below is biographical information for the two Class II directors nominated for election to three year terms and for each Class I and Class III director whose term of office as a director will continue after the Annual Meeting.

Nominees for Election of Class II Directors for a Three-year Term Expiring at the 2004 Annual Meeting

   TODD BROOKS, age 40, has served on our board of directors since February 1998. Mr. Brooks has been a general partner at the Mayfield Fund, a venture capital firm, since February 1999. From April 1995 to January 1999, Mr. Brooks served as a managing principal with JAFCO America Ventures, a venture capital firm. Mr. Brooks currently serves as a director of several private companies. Mr. Brooks received a B.S. degree in Chemical Engineering from Texas A&M University, graduate degrees in Electrical Engineering and Chemical Engineering from the University of California at Berkeley and an M.B.A. degree from the Harvard Business School.

   VINTON CERF, age 58, has served on our board of directors since December 1999. Dr. Cerf has served as the Senior Vice President for Internet Architecture and Technology for WorldCom (formerly MCI WorldCom Corporation), a telecommunications company, since September 1998. From January 1996 to September 1998, Dr. Cerf was the Senior Vice President for Internet Architecture and Engineering at WorldCom (formerly MCI Communications Corporation), a telecommunications company. Dr. Cerf is also a director of Nuance Communications, a developer of voice recognition software. Dr. Cerf received a B.S. degree in Mathematics from Stanford University, an M.S. degree in Computer Science from the University of California, Los Angeles, and a Ph.D. degree in Computer Science from the University of California, Los Angeles.

   The Board of Directors Recommends a Vote in Favor of the Named Nominees.

Class III Directors Continuing in Office Until the 2002 Annual Meeting

   FEDERICO FAGGIN, age 59, has served on our board of directors since December 1999. Dr. Faggin has served as Chairman of the board of directors of Synaptics, Inc., a creator of human interface technologies and products using neural networks and mixed signal technologies, from January 1999 to the present. From 1986 to January 1999, Dr. Faggin served as a director, President and Chief Executive Officer of Synaptics. Dr. Faggin is also a director of Integrated Device Technology, Inc., a producer of integrated circuits, GlobeSpan Inc., a producer of DSL integrated circuits, and several other private companies. Dr. Faggin received a doctorate degree in Physics from the University of Padua, Italy.

   JOEL SMITH, age 55, has served on our board of directors since December 1999. Mr. Smith has been the dean of the Darla Moore School of Business of the University of South Carolina from October 2000 to the present. Previously Mr. Smith served as the President of Bank of America East, a financial institution, from October 1998 to September 2000. From July 1991 to October 1998, Mr. Smith served as President of Nations Bank Carolinas, a financial institution. Mr. Smith served on the board of directors of Ansaldo Signal, N.V. from November 1996 to April 1999, and on the board of directors of Resource Bancshares Mortgage Group, Inc. from January 2001 to the present. Mr. Smith received a B.A. degree from the University of the South in Sewanee, Tennessee.

   XIAOFAN (SIMON) CAO, age 38, one of our co-founders, has served as one of our directors since October 1997 and as our Chief Technology Officer since October 2000. Dr. Cao also accepted the office of Senior Vice President of Business Development in August 2001. Before becoming our Chief Technology Officer, Dr. Cao served as our Senior Vice President, Product Development from June 1998 until October 2000. He was our President and Chief Executive Officer from October 1997 to June 1998. From October 1996 to October 1997, Dr. Cao served as Vice President, Sales and Marketing of Oplink Communications, Inc., a producer of components and modules for fiber optic networks. From May 1992 to September 1996, Dr. Cao was a Senior Technical Service Manager for E-Tek Dynamics, Inc. (now a subsidiary of JDS Uniphase, Inc.), a producer of components and modules for fiber optic networks. Dr. Cao received a B.S. degree in Physics from Zhongshan University, China, M.S. degrees in Physics and Electrical Engineering from the University of Southern California and Ph.D. degrees in Physics and Electrical Engineering from the University of Southern California.

Class I Directors Continuing in Office Until the 2003 Annual Meeting

   WALTER ALESSANDRINI, age 54, has served as one of our directors and as our Chairman of the Board since March 1999. Since July 2001, Dr. Alessandrini has served as the Chairman of the Company. He also served as our Chief Executive Officer from March 1999 through June 2001 and as our President from March 1999 until September 2000. Dr. Alessandrini was President and Chief Executive Officer of Pirelli Cables and Systems North America LLC, a manufacturer of cables and communications systems, from November 1996 to March 1999. From November 1994 to November 1996, he was President and Chief Executive Officer of Ansaldo Signal NV., a manufacturer of rail transportation signaling and control systems. Dr. Alessandrini received a doctorate degree in Mechanical Engineering from the University of Genoa, Italy.

   PAUL ENGLE, 55, has served on our board of directors since February 2001. Mr. Engle became President and CEO of Avanex in July 2001. Mr. Engle joined Avanex in September 2000 as President and Chief Operating Officer. Prior to joining Avanex, Mr. Engle was Vice President and General Manager, from November 1999 to September 2000, of the Fiber Optic Communications Division of Agilent Technologies, Inc., a communications infrastructure company. Mr. Engle served as a general manager of fiber optic components at Hewlett-Packard Company, a provider of computing and imaging solutions, from 1993 to November 1999. Mr. Engle holds a degree in Physics and Mathematics from Pan American University and a M.B.A. from the University of Dallas.

Board Committees and Meetings

   During the fiscal year ended June 30, 2001 the Board of Directors held four meetings and, in addition, took certain actions by written consent. The Board of Directors has an Audit Committee, a Compensation Committee and an Option Committee.

   The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of the audit and other professional services provided by our independent auditors; reviews the independence of the independent auditors; and reviews and evaluates our internal control functions. The Audit Committee is composed of three non-employee directors: Dr. Faggin, Mr. Smith and Dr. Cerf who replaced Mr. Reyes on the Audit Committee in January 2001. During the fiscal year ended June 30, 2001 the Audit Committee held four meetings. The actions of the Audit Committee are further outlined in the Section entitled "Report of the Audit Committee."

   The Compensation Committee reviews and approves the compensation and benefits for our officers and directors, including cash and equity compensation and loans and establishes and reviews general policies relating to the compensation and benefits of our employees. The Compensation Committee was composed of three non-employee directors: Messrs. Brooks, Goguen and Neiman. It met two times during the fiscal year ended June 30, 2001 and, in addition, took certain actions by written consent.

   The Option Committee was established by the Company's Board of Directors to grant, on behalf of the Board, to employees other than officers and directors, options to purchase common stock of the Company, pursuant to guidelines for the size of grants to particular levels of employees established by the Company and approved by the Compensation Committee of the Board of Directors. During fiscal year 2001 the Option Committee was comprised solely of Dr. Alessandrini. The Option Committee fulfilled all of its duties through actions by written consent and did not meet during the fiscal year ended June 30, 2001.

   During the fiscal year ended June 30, 2001, each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                  PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending June 30, 2002 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

       The Board of Directors Recommends a Vote in Favor of Proposal 2.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Fee Disclosure

   Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended June 30, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that year were $380,000.

   Financial Information Systems Design and Implementation Fees. The aggregate fees billed by Ernst & Young LLP for professional services rendered for information technology services design and implementation for the year ended June 30, 2001 were $0.

   All Other Fees. The aggregate fees billed by Ernst & Young LLP for services rendered to the Company, other than services described above, for the year ended June 30, 2001 were $403,000. Other services include fees for business acquisitions, accounting consulting, SEC registration statements and tax consulting.

                              EXECUTIVE OFFICERS

   Our executive officers as of June 30, 2001 were as follows:

Name                   Age                          Position
----                   ---                          --------
Walter Alessandrini... 55  Chief Executive Officer, and Director
Paul Engle............ 55  President and Chief Operating Officer and Director
Simon (Xiaofan) Cao... 38  Chief Technology Officer and Director
Giovanni Barbarossa... 39  Vice President, Product Development
Brett Casebolt........ 28  Vice President, Business Development
Jessy Chao............ 34  Vice President, Finance and Chief Financial Officer
Anthony Florence...... 58  Vice President, Corporate Marketing and External Relations
Paul (Shi-Qi) Jiang... 43  Senior Vice President, Manufacturing and Vendor Management
Charles (Xiaoping) Mao 42  Senior Vice President, Sales and Marketing
James Pickering III... 60  Vice President, Quality
Margaret Quinn........ 48  Vice President, Human Resources and Administration

   Biographical information about Dr. Alessandrini is included under the caption "Directors Continuing in Office Until the 2003 Annual Meeting".

   Biographical information about Mr. Engle is included under the caption "Directors Continuing in Office Until the 2003 Annual Meeting".

   Biographical information about Dr. Cao is included under the caption "Directors Continuing in Office Until the 2002 Annual Meeting".

   GIOVANNI BARBAROSSA has served as our Vice President of Product Development from May 2001 to the present. Prior to being promoted to Vice President of Product Development, Dr. Barbarossa was director of Research and Development from February 2000 until May 2001. Dr. Barbarossa joined Avanex from Agilent Technologies, Inc., a communications infrastructure company, where he was employed from 1999 to February 2000 as a Project Manager in the Optical Networking Division. From 1995 until 1999, he was a Team Leader in Product Development, in the Optical Application Specific Integrated Circuits Department of Lucent Technologies, a developer and manufacturer of communications products. Dr. Barbarossa received his Ph.D. degree in Electronics Engineering from the University of Glasgow and a B.S. degree in Electrical Engineering from the University of Bari, Italy.

   BRETT CASEBOLT served as our Vice President, Business Development from March 2000 to July 2001. Mr. Casebolt was Director of Business Development for the Company from January 2000 to March 2000. Mr. Casebolt was an associate at the investment banking firms of Morgan Stanley Dean Witter, from June 1999 to January 2000, and Dain Rauscher Wessels from September 1995 to June 1999. Mr. Casebolt received B.A. and B.S. degrees in Finance from Drake University. Mr. Casebolt resigned from Avanex in July 2001.

   JESSY CHAO, one of our co-founders, has served as our Vice President, Finance and Chief Financial Officer since October 1999. He was our Director of Finance and Business Operations from February 1998 to October 1999. Mr. Chao was the Accounting and Finance Manager for E-Tek Dynamics, Inc. (now JDS Uniphase), a producer of components and modules for fiber optic networks, from September 1992 to January 1998. Mr. Chao received a B.S. degree in Accounting from San Jose State University.

   ANTHONY FLORENCE has served as our Vice President, Corporate Marketing and External Relations since November 1999. Mr. Florence was Vice President, Corporate and Investor Relations, and Office of the Chairman at Ansaldo Signal N.V., a company involved in the global signaling, automation and control systems industry, from November 1996 to November 1999. From November 1993 to November 1996, Mr. Florence served as Vice

President, Corporate Planning, Marketing and Investor Relations for Union Switch & Signal Inc., a company involved in the global signaling, automation and control systems industry. Mr. Florence received a B.A. degree in English from Wheeling College and an M.A. degree in English from the University of Dayton.

   PAUL JIANG, one of our co-founders, has served as our Senior Vice President, Manufacturing and Vendor Management since October 2000 and our Vice President, Manufacturing and Vendor Management from February 1998 until October 2000. Mr. Jiang was a Senior Manager at E-Tek Dynamics, Inc. (now JDS Uniphase), a producer of components and modules for fiber optic networks, from January 1994 to January 1998. Mr. Jiang received a B.S. degree in Optics from University of La Verne.

   CHARLES MAO has served as our Senior Vice President, Sales and Marketing since March 2001 and was our Vice President, Product Marketing and Applications Strategy from May 2000 until March 2001. Dr. Mao was Senior Director of Applications Strategy for the Company from October 1999 to May 2000 and Director of Systems Engineering for the Company from February 1999 to October 1999. Prior to joining the Company, Dr. Mao was a Senior Engineer for MCI WorldCom Corporation (now WorldCom), a communications service provider, from May 1995 to February 1999. Dr. Mao received his M.S. and Ph.D. degrees in Electrical Engineering from Polytechnic University and a B.S.E.E. degree in Microwave Communications from Nanjing University of Posts and Telecommunications.

   JAMES PICKERING has served as our Vice President, Quality since September 1999. Mr. Pickering was Vice President, Quality at Etec Systems, Inc., a manufacturer of semiconductor mask-making equipment, from March 1997 to September 1999. From December 1989 to March 1997, he was Vice President, Customer Satisfaction at Union Switch & Signal Inc., a company involved in the global signaling, automation and control systems industry. Mr. Pickering received a B.S. degree in Industrial Technology from Northeastern University and an M.B.A. degree from Babson College.

   MARGARET QUINN has served as our Vice President, Human Resources and Administration since October 1999. Ms. Quinn was a principal at HRMQ, a human resources consulting company, from January 1999 to October 1999. From August 1997 to January 1999, she was Director of International Customer Support at Nellcor Puritan Bennett Incorporated, a manufacturer of respiratory monitoring systems. Ms. Quinn served as a human resources consultant at Nellcor Puritan Bennett from October 1996 to August 1997. Prior to that, Ms. Quinn served as the Director of Human Resources for Cyrix Corporation, a manufacturer of microprocessors, from April 1992 to May 1996. Ms. Quinn received a B.A. degree in Spanish Literature from Mills College.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of June 30, 2001 by:

  . each stockholder who is known by us to own beneficially more than 5% of our common stock;

  .  each of our named executive officers;

  .  each of our directors; and

  .  all of our directors and named executive officers as a group.

   Unless otherwise indicated or pursuant to applicable community property laws, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of our common stock. This table also includes shares beneficially owned by a spouse as community property as of June 30, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Applicable percentage ownership is based on 65,310,883 shares of common stock outstanding as of June 30, 2001, together with options for that stockholder that are currently exercisable or exercisable within 60 days of June 30, 2001. In computing the number and percentage of shares beneficially owned by a person, shares of common stock subject to options currently exercisable, or exercisable within 60 days of June 30, 2001 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. As of June 30, 2001, other than Paul Engle and Charles Mao, and all outside directors, no individual listed in the table below owned any options or warrants to purchase any of our common stock. Some of the shares held by our executive officers are subject to our right of repurchase.

                                                                             Shares
                                                                            Issuable
                                                                            Pursuant
                                                                           to Options  Shares Beneficially
                                                                           Exercisable Owned (Including the
                                                                             within    Number of Shares in
                                                                           60 days of   the First Column)
                                                                            June 30,   --------------------
Principal Stockholders, Directors and Named Executive Officers                2001       Number     Percent
--------------------------------------------------------------             ----------- ----------    -------
Capital Group International...............................................        --    6,530,980    10.00
  11100 Santa Monica Boulevard
  15th Floor
  Los Angeles, California 90025
Walter Alessandrini(1)....................................................        --    5,090,148     7.79
Paul Engle................................................................        --       85,000        *
Simon Cao(2)..............................................................        --    3,540,344     5.42
Seth Neiman...............................................................        --           --        *
Michael Goguen............................................................        --      110,265        *
Todd Brooks...............................................................        --           --       --
Vint Cerf.................................................................    10,000       12,292        *
Federico Faggin(3)........................................................        --       41,200        *
Joel Smith(4).............................................................        --       41,200        *
Paul Jiang(5).............................................................        --    1,194,213     1.83
Charles Mao...............................................................   143,436      243,436        *
All named executive officers and directors as a group (11 persons)........   153,436   10,358,098    15.82

--------
 * Represents beneficial ownership of less than one percent of the outstanding common stock.

(1) Represents 4,645,448 shares held by Mr. Alessandrini individually; 221,600 shares held by the Walter Alessandrini Annuity Trust u/i dtd November 22, 1999, of which Mr. Alessandrini is trustee and has voting and dispositive power over; 221,600 shares held by the Anna Rita Alessandrini Annuity Trust u/i dtd November 22, 1999, of which Mr. Alessandrini is trustee and has voting and dispositive power over and 1,500 shares held by the Laura Graziani Trust 1999 u/I dtd December 2, 1999, of which Dr. Alessandrini is a trustee and has voting and dispositive power over.

(2) Represents 3,350,226 shares held by Mr. Cao individually and 190,118 shares owned by his spouse.

(3) Represents 40,000 shares held by Mr. Faggin individually and 1,200 shares owned by his spouse.

(4) Represents 40,000 shares held by Mr. Smith individually and 1,200 shares owned by his spouse.

(5) Represents 1,066,713 shares held by Mr. Jiang individually and 127,500 shares held by the E. W. Z. Jiang Trust 1999 u/i dtd October 22, 1999 of which he is a trustee and has voting and dispositive power over.

                             CERTAIN TRANSACTIONS

Restricted Stock and Option Grants to Certain Officers

   On July 25, 2000, Aspen Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of the Company, acquired substantially all of the assets of Holographix Inc. (the "Target"). Prior to the consummation of this acquisition, Mr. Kinard, the Company's Vice President and General Counsel at the time, Ms.Quinn, the Company's Vice President, Human Resources and Administration, and Mr. Mao, the Company's Vice President, Product Marketing and Applications Strategy at the time, were granted options to purchase shares of the Target's common stock under the Target's 2000 Stock Option Plan, as amended. Upon the closing of the acquisition, these shares converted into options to purchase the Company's common stock pursuant to the terms of the asset purchase agreement. Following the conversion Mr. Kinard held an option to purchase 45,000 shares of the Company's common stock with an exercise price of $6.46 per share, Ms. Quinn held an option to purchase 20,000 shares of the Company's common stock with an exercise price of $6.46 per share and Mr. Mao held an option to purchase 10,000 shares of the Company's common stock with an exercise price of $6.46 per share.

   On September 19, 2000, Mr. Engle was provided a grant of 50,000 shares of restricted stock. In addition to the restricted grant, on September 19, 2000, Mr. Engle was also granted an option to purchase 500,000 shares of common stock at an exercise price of $122.00 per share. On February 14, 2001, Mr. Engle was granted an option to purchase 250,000 shares of common stock. The exercise price of the grant was $36.31. On February 14, 2001, Mr. Engle was provided a grant of 40,000 shares of restricted stock. On April 30, 2001, Mr. Engle was granted an option to purchase 1,600,000 shares of common stock. The exercise price of the grant was $13.19. The options and restricted stock were granted pursuant to the 1998 Stock Plan, as amended (the "1998 Stock Plan"). On August 16, 2001, Mr. Engle received a grant of 1,000,000 shares of restricted stock.

   On March 19, 2001, and on April 30, 2001, Giovanni Barbarossa received options to purchase 15,995 and 15,995 shares of common stock and the exercise prices of the grants were $15.63 and $13.19 respectively. The options were granted pursuant to the 1998 Stock Plan.

   On March 30, 2001, Mr. Casebolt received an option to purchase 167,000 shares of common stock. The exercise price of the grant was $13.00. The options were granted pursuant to the 1998 Stock Plan.

   On April 17, 2001, Dr. Charles Mao received an option to purchase 100,000 shares of common stock. The exercise price of the grant was $13.69. The options were granted pursuant to the 1998 Stock Plan.

Loans to Executive Officers

   Walter Alessandrini. In April 1999, in connection with Walter Alessandrini's purchase of 5,215,589 shares of our common stock, we loaned Dr. Alessandrini $278,165 under a secured full recourse promissory note with an annual interest rate of 4.99% compounded semi-annually. Principal and interest on the note become due and payable on April 30, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours.

   In April 1999, in connection with his purchase of a home, we loaned Dr. Alessandrini $300,000 under a secured full recourse loan with an annual interest rate of 4.9%. Principal and interest on this note become due and payable on the earlier of six months from that date on which he can sell shares of our common stock for an amount equal to the principal and interest owed on the note, or the termination of his employment with us. Dr. Alessandrini fully repaid us for this loan, including all principal and accrued interest, totaling $316,007.

   In October 1999, in connection with Dr. Alessandrini's purchase of 521,559 shares of our common stock, we loaned Dr. Alessandrini $201,669 pursuant to a secured full recourse promissory note which has an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on

October 31, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on all of Dr. Alessandrini's loans during the fiscal year ended June 30, 2001 was $506,935.29. Dr. Alessandrini repaid the loans' principal and all accrued interest in full during the fiscal year ended June 30, 2001.

   Simon Cao. In August 1999, in connection with Simon Cao's purchase of 900,000 shares of our common stock, we loaned Dr. Cao $90,000 under a secured full recourse promissory note with an annual interest rate of 5.96% compounded semi-annually. Principal and interest on the note were to become due and payable on August 4, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. In August 1999, in consideration for his continued employment with us, we agreed to forgive 25% of the principal and accrued interest under the note on each one-year anniversary of August 4, 1999 for so long as Dr. Cao remains our employee as of each anniversary.

   In October 1999, in connection with Dr. Cao's purchase of 1,020,726 shares of our common stock, we loaned Dr. Cao $394,681 under a secured full recourse promissory note with an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on October 12, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on all of Dr. Cao's loans during the fiscal year ended June 30, 2001 was $509,737. The aggregate amount outstanding on June 30, 2001 for all of Dr. Cao's loans was $508,402.

   Paul Jiang. In July 1999, in connection with Paul Jiang's purchase of 450,000 shares of our common stock, we loaned Mr. Jiang $11,700 under a secured full recourse promissory note with an annual interest rate of 5.69% compounded semi-annually. Principal and interest on the note were to become due and payable on July 22, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. In July 1999, in consideration for his continued employment with us, we agreed to forgive 25% of the principal and accrued interest under the note on each one-year anniversary of July 22, 1999 for so long as Mr. Jiang remains our employee as of each anniversary.

   In November 1999, in connection with Mr. Jiang's purchase of 150,000 shares of our common stock, we loaned Mr. Jiang $400,000 under a secured full recourse promissory note with an annual interest rate of 6.2% compounded semi-annually. Principal and interest on the note become due and payable on November 26, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on all of Mr. Jiang's loans during the fiscal year ended June 30, 2001 was $450,308 as of June 30, 2001.

   Peter Maguire. In August 1999, in connection with Peter Maguire's purchase of 825,000 shares of our common stock, we loaned him $82,500 under a secured full recourse promissory note with an annual interest rate of 5.96% compounded semi-annually. Principal and interest on the note become due and payable on August 4, 2003. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr. Maguire's loan during the fiscal year ended June 30, 2001 was 87,699.90. Mr. Maguire repaid the loan's principle and all accrued interest in full during the fiscal year ended June 30, 2001. Mr. Maquire resigned from the Company during the fiscal year ending June 30, 2001. At the time of Mr. Maguire's resignation, he was the Company's Vice President of Sales.

   Jessy Chao. In November 1999, in connection with Jessy Chao's purchase of 150,000 shares of our common stock, we loaned Mr. Chao $400,000 under a secured full recourse promissory note with an annual interest rate of 6.2% compounded semi-annually. Principal and interest on the note become due and payable on November 26, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr. Chao's loans during the fiscal year ended June 30, 2001 was $441,053.11 on June 30, 2001.

   James Pickering. In October 1999, in connection with James Pickering's purchase of 263,880 shares of our common stock, we loaned him $102,034 under a secured full recourse promissory note with an annual interest rate of 5.54% compounded semi-annually. Principal and interest on the note become due and payable on October 1, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr. Pickering's loan during the fiscal year ended June 30, 2001 was $112,300.37 on June 30, 2001.

   Anthony Florence. In November 1999, in connection with Anthony Florence's purchase of 195,000 shares of our common stock, we loaned him $455,000 under a secured full recourse promissory note with an annual interest rate of 5.99% compounded semi-annually. Principal and interest on the note become due and payable on November 19, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours.

   In November 1999, in connection with Anthony Florence's employment offer, we loaned Mr. Florence $125,000 under an unsecured full recourse promissory note with an annual interest rate of 5.57%. Principal and interest on the note become due and payable on the earliest of six months from that date on which he can sell shares of our common stock for an amount equal to the principal and interest owed on the note, or May 19, 2001, or the termination of Mr. Florence's employment with us. Mr. Florence repaid the loan's principle and all accrued interest in full during the fiscal year ended June 30, 2001. The largest amount of principal and accrued interest outstanding on Mr. Florence's loans during the fiscal year ended June 30, 2001 was $615,508.04 and the amount outstanding on June 30, 2001 was $235,509.

   Margaret Quinn. In October 1999, in connection with Margaret Quinn's purchase of 135,000 shares of our common stock, we loaned her $52,200 under a secured full recourse promissory note with an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on October 8, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event she ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Ms Quinn's loan during the fiscal year ended June 30, 2001 was $57,859.05 on June 30, 2001.

   Brian Kinard. In October 1999, in connection with Brian Kinard's purchase of 150,000 shares of our common stock, we loaned him $150,000 under a secured full recourse promissory note with an annual interest rate of 6.02% compounded semi-annually. Principal and interest on the note become due and payable on October 22, 2004. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr. Kinard's loan during the fiscal year ended June 30, 2001 was $159,178.414. Mr. Kinard repaid the loan's principle and all accrued interest in full during the fiscal year ended June 30, 2001. Mr. Kinard resigned from the Company in April 2001. At the time of Mr. Kinard's resignation, he was the Company's Vice President, Legal and General Counsel.

   Brett Casebolt. In January 2000, in connection with Brett Casebolt's purchase of 195,000 shares of our common stock, we loaned him $2,535,000 under a secured full recourse promissory note with an annual interest rate of 6.21% compounded semi-annually. Principal and interest on the note become due and payable on January 31, 2005. The note also provides that we may accelerate payment of the amounts outstanding under the loan in the event he ceases to be an employee or consultant of ours. The largest amount of principal and accrued interest outstanding on Mr. Casebolt's loan during the fiscal year ended June 30, 2001 was $2,713,665.86 and the balance on June 30, 2001 was $381,996. Mr.
Casebolt resigned from the Company in July 2001. At the time of Mr. Casebolt's resignation, he was the Company's Vice President, Business Development.

   Paul Engle. In September 2000, in connection with Mr. Engle's acceptance of employment, we loaned Mr. Engle $150,000. The loan was an unsecured loan payable in full plus interest at the earlier of one-year or termination of employment. The largest amount of principal and accrued interest outstanding on Mr. Engle's loan during the fiscal year ended June 30, 2001 was $157,530 on June 30, 2001.

Stock Option Grants to Certain Directors

   In October 2000, we granted to each of Todd Brooks, Seth Neiman, Vint Cerf, Federico Faggin, Michael Goguen, Gregory Reyes, Jr. and Joel Smith options to purchase 10,000 shares of our common stock at $115.81 per share. These options were granted under our 1999 Director Option Plan. Each of these options vests 100% after one year. These options give each director the right to exercise the option after the options have vested.

Other Transactions

   Dr. Cerf is both the Company's director and Senior Vice President of Internet Architecture and Technology for WorldCom, Inc. (formerly MCI WORLDCOM, Inc.). WorldCom is a major customer of the Company and accounted for 35% of our revenue in the fiscal year and 92% of our revenue in fiscal year 2000.

   In March 2001, Avanex repurchased 167,000 shares of Avanex stock owned by Brett Casebolt for $14.00 per share. Mr. Casebolt applied the proceeds from the sale of the shares to the Company to pay off the related portion of his loan to the Company including the related accrued interest.

   We believe that the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between us and any of our officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of a committee of the Board of Directors, will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2001, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except each of Sequoia Capital VII, Simon Cao and Mike Goguen were delinquent in reporting several transactions in a timely manner which delinquencies were subsequently corrected by each filing a Change in Beneficial Ownership on Form 4 for these entity and persons reporting all of these transactions.

                            EXECUTIVE COMPENSATION

Compensation of Directors

   Directors who are also executive officers do not receive any additional compensation for serving as members of the Board of Directors or any committee of the Board of Directors. During the last fiscal year, Todd Brooks, Seth Neiman, Michael Goguen, Vint Cerf, Federico Faggin, Gregory Reyes, Jr. and Joel Smith received their annual stock option grant to purchase 10,000 shares of Avanex common stock at an exercise price of $115.81 per share. Any future non-employee directors elected to the Board will receive an option to purchase 40,000 shares of common stock, and all non-employee directors who served for at least six months will receive an option to purchase 10,000 shares of common stock under our 1999 Director Option Plan on the date of the annual stockholders meeting. Each initial stock option grant of 40,000 shares will vest as to 10,000 shares per year on the anniversary of the grant date of the stock option and each subsequent grant of 10,000 shares will fully vest on the first anniversary of its grant date. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

   During the fiscal year ended June 30, 2001, the Company granted options under our Director Option Plan covering 70,000 shares to seven non-employee directors of the Company, at an exercise price per share of $115.81. In determining the fair market value of our common stock, we use the closing sales price of our stock on the Nasdaq National Market for the day prior to the grant date.

Executive Compensation

   The following table sets forth information for the three years ended June 30, 2001 the compensation of our chief executive officer and each of our four most highly-compensated executive officers and a former officer who would have been one of the four most highly compensated officers but for his termination during the fiscal year ended June 30, 2001 (the "Named Officers"):

                                                                                 Long-Term
                                        Annual Compensation                 Compensation Awards
                            -----------------------------------------    -------------------------
                                                                           Other        Number of
                                                                         Restricted       Shares
                                                           Other Annual    Stock        Underlying
Name and Principal/Position Year  Salary       Bonus       Compensation    Awards        Options
--------------------------- ---- --------     --------     ------------  ----------     ----------
Walter Alessandrini........ 2001 $310,172     $112,500             --            --            --
 Chief Executive Officer    2000  275,000      150,000             --            --(1)         --
                            1999   74,038(2)    37,500(2)    $ 26,604(3)         --(4)         --

Paul Engle................. 2001  269,240       87,500             --    $8,025,535(5)  2,350,000
 President(6) and Chief
 Operating Officer

Simon Cao.................. 2001  199,052           --             --            --            --
 Chief Technical Officer    2000  169,244           --             --            --(7)         --
                            1999  169,244           --             --            --            --

Charles Xiapong Mao........ 2001  156,159           --             --            --       110,000
 Sr. Vice President, Sales  2000  138,707           --             --            --       225,000
 and Marketing              1999   63,844(8)        --             --            --       675,000

Paul Jiang................. 2001  173,585           --             --            --            --
 Senior Vice President,     2000  138,706           --             --            --(9)         --
 Manufacturing and Vendor   1999  125,381           --             --            --            --
 Management                                         --             --            --            --

Peter Maguire(11).......... 2001  139,648           --        570,589            --            --
 Vice President, Worldwide  2000  165,006           --        218,507            --(11)        --
 Sales                      1999    1,904(10)  100,000(10)         --            --            --

--------
 (1) In October 1999, Dr. Alessandrini purchased 521,559 shares of restricted stock at $0.39 per share (the fair market value on the day of exercise). These shares are subject to our right of repurchase that lapses over four years and lapsed as to one-fourth of his shares on March 22, 2000, with the repurchase right lapsing ratably monthly after that date. Dividends, if any, paid on this stock will be subject to the same escrow restrictions as the underlying shares.

 (2) Dr. Alessandrini joined us in March 1999. At the time, he was compensated at an annual salary of $275,000 with an annual performance-based bonus of $150,000, which was paid pro rata for the period from March 22, 1999 through June 30, 1999.

 (3) Represents relocation expenses paid to Dr. Alessandrini through June 30, 1999.

 (4) In April 1999, Dr. Alessandrini purchased 5,215,589 shares of restricted stock at $0.05 per share (the fair market value on the day of exercise). These shares are subject to our right of repurchase that lapses over four years and lapsed as to one-fourth of his shares on March 22, 2000, with the repurchase right lapsing ratably monthly after that date. As of June 30, 2001, Dr. Alessandrini held an aggregate of 2,510,001 shares of restricted common stock, which had an aggregate fair market value of $24,347,010. Dividends, if any, paid on this stock will be paid to Dr. Alessandrini.

 (5) Mr. Engle was granted 50,000 shares of restricted stock in September 2000. These shares are subject to our right of repurchase which lapses over four years with the right to repurchase on the first 25% lapsing on August 19, 2001 and our right to repurchase on the remaining shares lapsing quarterly as to 6.25% of the shares. Mr. Engle purchased at par value an additional 40,000 shares of restricted stock in February 2001. These shares are subject to our right of repurchase, which right lapses as to 12.5% each quarter. As of June 30, 2001, Mr. Engle had 85,000 shares of restricted stock with a value of $824,500. Dividends, if any, paid on this stock will be paid to Mr. Engle.

 (6) Mr. Engle was hired in September 2000 as the President and Chief Operating Officer. He took over the duties of President from Mr. Alessandrini. Mr. Engle was not an employee of ours in fiscal years 1999 and 2000. He was compensated at an annual rate of $350,000 from the commencement of his employment with an annual performance-based bonus of $175,000. Mr. Engle received a pro rata portion of the annual bonus for the period from September 19, 2000 to June 30, 2001.

 (7) In August 1999, Dr. Cao purchased 900,000 shares of restricted stock at $0.10 per share (the fair market value on the day of exercise). These shares are subject to our right of repurchase that lapses over four years and lapsed as to one-fourth of his shares on June 17, 2000, with the repurchase right lapsing ratably monthly after that date. In addition, on October 1999, Dr. Cao purchased 1,020,726 shares of restricted stock at $0.39 per share. These shares are subject to our right of repurchase that lapses over four years and lapses as to one-fourth of his shares on October 8, 2000, with the repurchase right lapsing ratably monthly after that date. As of June 30, 2001, Dr. Cao held an aggregate of 1,045,423 shares of restricted common stock, which had an aggregate fair market value of $10,140,603. Dividends, if any, paid on this stock will be paid to Dr. Cao.

 (8) Dr. Mao joined us in February 1999. At the time, he was compensated at an annual salary of $120,000.

 (9) In July 1999, Mr. Jiang purchased 450,000 shares of restricted stock at $0.03 per share (the fair market value on the day of exercise). These shares are subject to our right of repurchase that lapses over four years and lapsed as to one-fourth of his shares on February 8, 1999, with the repurchase right lapsing ratably monthly after that date. In addition, on November 1999, Mr. Jiang purchased 150,000 shares of restricted stock at $2.67 per share. These shares are subject to our right of repurchase that lapses over four years and lapses as to one-fourth of his shares on November 23, 2000, with the repurchase right lapsing ratably monthly after that date. As of June 30, 2001, Mr. Jiang held an aggregate of 465,625 shares of restricted common stock, which had an aggregate fair market value of $4,516,563. Dividends, if any, paid on this stock will be paid to Mr. Jiang.

(10) Mr. Maguire resigned from the Company in February 2001. He is included in the table because he would have been one of our most highly compensated officers during the fiscal year had he remained employed by us until the end of the fiscal year. Mr. Maguire joined us on June 28, 1999 and received $1,904 in salary during the fiscal year ended June 30, 1999. He was compensated at an annual salary of $165,000 until his resignation in February 2001. In connection with the start of his employment with us, he received a $100,000 bonus.

(11) In August 1999, Mr. Maguire exercised an option to purchase 825,000 shares of stock at $0.10 per share (the fair market value on the day of exercise), subject to our right to repurchase any unvested shares in the event of the termination of his employment. These shares vest over four years with one-fourth of his shares having vested on June 28, 2000 and the remaining shares vesting ratably monthly thereafter. As of June 30, 2001, Mr. Maguire did not hold any shares of restricted common stock.

Option Grants in Last Year

   The following table sets forth, as to the Named Officers, information concerning stock options granted during the year ended June 30, 2001.

                                 Individual Grants
                    --------------------------------------------
                                                                 Potential Realizable Value
                    Number of    % of Total                         at Assumed Rates of
                      Shares      Options                         Stock Price Appreciation
                    Underlying   Granted to Exercise                 for Option Term(4)
                     Options     Employees  Price Per Expiration --------------------------
Name                Granted(1)   in Year(2)   Share    Date(3)        5%           10%
----                ----------   ---------- --------- ----------  -----------  -----------
Walter Alessandrini        --         --          --         --           --            --

Paul Engle.........   500,000(5)    9.14%    $122.00  9/18/2010  $38,362,572   $97,218,290
                      250,000(5)    4.57       36.31  2/13/2011    5,708,791    14,467,197
                    1,600,000(6)   29.26       13.19  4/29/2011   13,272,192    33,634,341

Simon Cao..........        --         --          --         --           --            --

Charles Mao........    10,000(7)    0.18        6.46  7/23/2011      105,227       167,556
                      100,000(8)    1.83       13.69  4/29/2011      860,957     2,181,833

Paul Jiang.........        --         --          --         --           --            --

Peter Maguire......        --         --          --         --           --            --

--------
(1) The options in this table are incentive stock options or nonstatutory stock options, except as otherwise provided, granted under the 1998 Stock Plan and have exercise prices equal to the fair market value on the date of grant.

(2) The Company granted (or assumed) options to purchase 5,468,725 shares of Common Stock in fiscal year 2001.

(3) The options in this table may terminate before their expiration upon the termination of optionee's status as an employee or consultant or upon the optionee's disability or death.

(4) Under rules promulgated by the SEC, the amounts in these two columns represent the hypothetical gain or "option spread" that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options' ten-year term at assumed annual rates of 5% and 10%. Annual compounding results in total appreciation of 67% (at 5% per year) and 159% (at 10% per year). If the price of the Company's Common Stock were to increase at such rates from the price at June 29, 2001 ($9.70 per share) over the next 10 years, the resulting stock price at 5% and 10% appreciation would be $15.81 and $25.16 per share, respectively. The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company's estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option and there can be no assurance that the potential realizable values shown in this table will be achieved.

(5) The option vests over four years with 25% vesting on the first anniversary of Mr. Engle's commencement of employment and 1/48 vesting each month thereafter. Upon a change of control or termination of employment there are additional accelerated vesting provisions.

(6) The option vests over four years with 15% vesting six months after the grant date and 1/42 of the remaining shares vesting each month thereafter. Upon a change of control or termination of employment there are additional accelerated vesting provisions.

(7) The option was fully vested on the date of grant. The option was assumed in connection with our acquisition of Holographix.

(8) The option vests over four years with 12 1/2% vesting six months after the grant date and 1/48 vesting each month thereafter. Upon a change of control or termination of employment there are additional accelerated vesting provisions.

Option Exercises and Holdings

   The following table sets forth, as to the Named Officers, certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of June 30, 2001. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of June 30, 2001.

                       Aggregated Option Exercises in Last Year
                              And Year-End Option Values
                    ----------------------------------------------
                                             Number of Shares        Value of Unexercised
                     Shares               Undelrying Unexercised    In-The-Money Options at
                    Acquired                Options at Year-End           Year-End(1)
                       on      Value     ------------------------- -------------------------
Name                Exercise  Realized   Exercisable Unexercisable Exercisable Unexercisable
----                -------- ----------- ----------- ------------- ----------- -------------
Walter Alessandrini      --           --        --            --          --            --
Paul Engle.........      --           --        --     2,350,000          --            --
Simon Cao..........      --           --        --            --          --            --
Charles Mao........ 130,000  $13,237,963   105,936       520,314    $913,941    $3,602,978
Paul Jiang.........      --           --        --            --          --            --
Peter Maguire......      --           --        --            --          --            --

--------
(1) Market value of underlying securities based on the closing price of the Company's Common Stock on June 29, 2001 (the last trading day of the Company's 2001 fiscal year) of $9.70.

            EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

   From time to time, we have entered into employment agreements and change of control agreements with our executive officers, including the Named Officers listed in the "Summary Compensation Table." The following are the employment agreements and change of control agreements with our chief executive officer and each of our Named Officers.

   Walter Alessandrini. In March 1999, Walter Alessandrini accepted our offer of employment. The offer letter provides that Dr. Alessandrini is entitled to receive an annual salary of $275,000 and a bonus of $150,000 during his first year of employment, to be paid based on the achievement of performance-based milestones. Dr. Alessandrini received an increase in his annual salary to $400,000 from the compensation committee of the board of directors in January 2001. His employment with us is on an at-will basis. In connection with this offer letter, in April 1999, Dr. Alessandrini purchased, at a price of $0.05 per share, 5,215,589 shares of our common stock, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of these shares on March 22, 2000, with the repurchase right lapsing ratably monthly after that date. Any shares as to which the repurchase right has not lapsed are subject to repurchase by us in the event of the termination of his employment.

   The offer letter also provided that we would loan Dr. Alessandrini up to $300,000 in connection with the purchase of a home. For further discussion of this loan, please see "Certain Transactions -- Loans to Executive Officers." The offer letter also provides that if we terminate his employment with us without cause then he will receive six months of salary and bonus and our right to repurchase his shares under this offer letter will lapse as to a number of shares equal to the greater of:

  .  one-fourth of these shares, if he was terminated before March 22, 2000; or

  . an additional one-eighth of these shares if he was terminated on or after March 22, 2000.

   In addition, the offer letter provides that if he cannot serve as our Chief Executive Officer for any period of time due to a legal restraint or litigation in connection with a Confidentiality and Non-Competition Agreement that he entered into with his previous employer, Pirelli Cables and Systems North America, LLC, then we shall pay him up to $100,000 in salary in monthly installments for up to six months during the period that he is not serving as our Chief Executive Officer.

   In October 1999, Dr. Alessandrini purchased 521,559 shares of our common stock, at a price of $0.39 per share, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of his shares on March 22, 2000 with the repurchase right lapsing ratably monthly after that date. Each of the restricted stock purchase agreements relating to these purchases provides that, upon a change of control, the lapsing of our right of repurchase will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock purchase agreements.

   Simon Cao. On January 2, 1998, Simon Cao accepted our offer of employment. Initially, Dr. Cao was entitled to receive an annual salary of $125,000. On September 8, 1998, Dr. Cao agreed to amend his initial offer letter to increase his annual salary to $140,000. In August 1999, our board of directors increased his annual salary to $180,024 and the compensation committee of the board of directors increased his salary to $225,000 effective January 2001. His employment with us is on an at-will basis. In connection with this offer letter, in January 1998, Dr. Cao purchased, at a price of $0.0007 per share, 2,700,000 shares of our common stock, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapsed as to one-fourth of these shares on January 13, 1999 with the repurchase right lapsing ratably monthly after that date.

   In August 1999, Dr. Cao purchased, at a price of $0.10 per share, 900,000 shares of our common stock and in October 1999 purchased, at a price of $0.39 per share, 1,020,726 shares of our common stock, in each case under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapses as to one-fourth of the shares purchased in August 1999, on June 17, 2000 and as to one-fourth the shares purchased in October 1999, on October 8, 2000. The repurchase right lapses ratably monthly after these dates. Each of the restricted stock purchase agreements relating to these purchases provide that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock purchase agreements.

   Paul Jiang. In January 1998, Paul Jiang accepted our offer of employment. His offer letter provided that he was entitled to receive an annual salary of $115,000. On September 8, 1998, Mr. Jiang agreed to amend his initial offer letter to increase his annual salary to $126,500. In August 1999, our board of directors increased his annual salary to $140,000. The compensation committee of the board of directors increased Mr. Jiang's salary to $175,000 effective January 2001. His employment with us is on an at-will basis. In connection with this offer letter, in January 1998, Mr. Jiang was granted an option to purchase 1,800,000 shares of our common stock, at an exercise price of $.0007 per share, which he exercised in February 1998 under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four-year period and lapsed as to one-fourth of these shares on February 3, 1999 with the purchase right lapsing ratably monthly after that date.

   In July 1999, Mr. Jiang purchased 450,000 shares of our common stock, at a price of $0.03 per share, under a restricted stock purchase agreement. These shares are subject to a right of repurchase that lapses over a four year period and lapsed as to one-fourth of the shares purchased on February 8, 1999 with the purchase right lapsing ratably monthly after that date. In November 1999, Mr. Jiang purchased 150,000 shares of our common stock, at a price of $2.67 per share, under a restricted stock agreement. These shares are subject to a right of repurchase that lapses over a four-year period and as to one-fourth of his shares on November 23, 2000 with the repurchase right lapsing monthly after that date. Each of the restricted stock purchase agreements relating to these purchases provide that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under each restricted stock purchase agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock purchase agreements.

   Paul Engle. In September 2000, Mr. Engle accepted our offer of employment. His offer letter provided that he is entitled to receive an annual salary of $350,000 and a performance bonus of up to $175,000 per year. His offer letter also provided for a $150,000 loan upon his commencement of employment, in connection with the loan, and after completion of one year of employment, Mr. Engle will receive a net bonus of $150,000 or a cancellation of the loan. His employment with us is on an at-will basis.

   In connection with this offer letter, in September 2000, Mr. Engle received a grant of 50,000 shares of restricted stock. 25% of the grant will vest on August 19, 2001 and the remaining shares will vest ratably each quarter over a 3-year period. In addition to the restricted stock grant Mr. Engle was also granted an option to purchase 500,000 shares of common stock at a rate of $122.00 per share. Such grant shall vest over a four-year period, with 25% vesting after one year and monthly vesting thereafter. The restricted stock agreement relating to the restricted stock grant provides that, upon a change of control, the lapsing of our repurchase right will be accelerated so that at least 50% of the common stock purchased under the restricted stock agreement will not be subject to our right of repurchase. In addition, upon an involuntary termination of his employment without cause, upon or within 12 months of a change of control, our right of repurchase will lapse as to all of the common stock subject to repurchase under each of his restricted stock agreements. In the event that Avanex terminates Mr. Engle without cause or if Mr. Engle is subjected to a "Constructive Termination" and Mr. Engle has reported to the Company and worked for at least 90 days, Mr. Engle will receive
(i) the acceleration of vesting of the options and lapse of our repurchase rights on restricted stock granted equal to the greater of (A) six months of additional vesting or lapse of repurchase rights or (B) vesting or lapse of repurchase rights through the first year cliff of the vesting schedule, and
(ii) six months' salary and bonus.

   Charles (Xiaoping) Mao. Dr. Mao joined us in February 1999 as the Director of Subsystem Design Engineering. Dr. Mao received several additional promotions culminating in his promotion to Senior Vice President, Sales and Marketing on March 15, 2001. The promotion letter for Dr. Mao provides for an annual salary of $190,000 with a performance bonus of up to 45% of his annual salary. The promotion letter also included an additional stock option grant for 100,000 shares with 12.5% of the shares vesting six months after the grant date and 1/48th of the shares vesting each month thereafter. The promotion letter provides that Dr. Mao's employment with the Company is at-will.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee (the "Committee") was established in April 1999. During the fiscal year ended June 30, 2001, the Committee consisted of Messrs. Brooks, Goguen and Neiman, none of who are employees or officers of the Company. Mr. Neiman resigned from the Company's Board of Directors in July 2001 and Mr. Goguen resigned from the Board in August 2001. The Compensation Committee currently consists of Messrs. Brooks and Faggin.

   The objectives of the Committee are to align executive compensation with the Company's business objectives and performance, to enable the Company to attract, retain and reward executive officers of outstanding ability who contribute to our long-term success. The Committee is responsible for setting and administering the policies governing annual compensation of executive officers. The Committee reviews the performance of executive officers and approves their cash and equity compensation. Additionally, the Committee reviews and approves the compensation package of a newly hired executive or of an executive whose scope of responsibility has changed significantly.

  Compensation Philosophy

   The Company operates in the highly competitive and rapidly changing high technology industry. The Committee believes that the compensation programs for the executive officers must be designed to attract, motivate and retain talented executives responsible for the long-term success of the Company and the creation of stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock. Prior to the fiscal year ended June 30, 2001, the compensation of executive officers reflected a "start-up" compensation strategy with the salary component at lower levels and the stock component at higher levels than might otherwise be applicable in an established company environment. During fiscal year 2001, the Committee adjusted the executive compensation program to reflect competitive base salary, bonus and equity compensation practices of similar companies in the telecommunications and high technology industries, with which the Company competes for executive management talent.

  Executive Officer Compensation

   Executive officer compensation consists of base salary, incentive pay and participation in benefit plans generally available to other employees. The Committee considers market information from published survey data provided to the Committee by the Company's human resources staff. The market data consists primarily of base salary and total cash compensation rates, as well as incentive bonus and stock programs of other similar companies in the telecommunications and high technology industries.

  Cash Compensation

   The members of the compensation committee reviewed and approved cash compensation for executive officers in January 2001. Base salaries and other elements of cash compensation were determined based on an executive's job responsibilities, level of experience, individual performance and contribution to the business and using competitive compensation data from similar companies as described above. No specific formula was applied to determine the weight of each factor.

  Equity Compensation

   The Committee believes that equity ownership provides significant motivation to executive officers to maximize value for the Company's stockholders and, therefore, will periodically grant stock options and restricted stock grants under our stock option plan. The Committee will determine the size and frequency of option grants for executive officers, after consideration of recommendations from the CEO. Recommendations for equity compensation are based upon the relative position and responsibilities of each executive officer, previous and expected contributions of each officer to the Company and previous option grants to such executive officers. Prior to the Company's initial public offering, equity awards for executive officers, including the CEO, were made in the form of restricted stock, which were purchased by the executive officers at fair market value and are subject to the right of repurchase by the Company on the unvested shares, if the executive officer ceases to provide services to the company. Since the initial public offering, executive officers have received stock options with an exercise price equal to the fair market value of the stock at the time of grant. The President and current CEO has received restricted stock grants with a purchase price at par value. Generally, equity grants vest over four years, conditional upon continued employment with the Company.

  Chief Executive Officer Compensation

   With respect to the compensation of Dr. Alessandrini for the 2001 fiscal year, the Board recognized his unique role and responsibility as President and Chief Executive Officer of the Company, but otherwise used substantially the same criteria described above in setting the CEO's annual cash and equity compensation. Dr. Alessandrini's base compensation was increased to $400,000 in January 2001. In addition to his base salary, Dr. Alessandrini was paid a quarterly performance bonus for the first two quarters of fiscal year 2001 of $37,500 each quarter. In January 2001, the Compensation Committee established an annual bonus plan for all of the executive officers. No bonuses were paid in fiscal year 2001 under the executive bonus plan.

  Section 162(m)

   The Company has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Officers, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).

   Respectfully submitted by the Board of Directors on behalf of the Compensation Committee:

                                          Walter Alessandrini, Chairman
                                          Todd Brooks
                                          Simon Cao
                                          Vinton Cerf
                                          Paul Engle
                                          Federico Faggin
                                          Joel Smith

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During the fiscal year ended June 30, 2001, our compensation committee consisted of Messrs. Brooks, Goguen and Neiman. The Compensation Committee currently consists of Messrs Brooks and Faggin. None of the members of our compensation committee is currently or has been, at any time since our formation, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Report of the Audit Committee

   The primary role of the Audit Committee is to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process. The Board of Directors has determined that each member of the Audit Committee is "independent" as required by the listing standards of the Nasdaq National Market. The Board of Directors has adopted a written charter for the Audit Committee. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, the Company's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

   The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee's members in business, financial and accounting matters. In the performance of its oversight function, the Audit Committee has:

  .  Reviewed and discussed the audited financial statements with management;

  . Discussed with Ernst & Young LLP, its independent accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect;

  . Received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect;

  .  Discussed with Ernst & Young LLP the auditors' independence.

   Based upon the reports and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2001.

   Respectfully submitted by the members of the audit committee of the Company:

                                          Joel Smith, Chairman
                                          Federico Faggin
                                          Vinton Cerf

                COMPANY STOCK PRICE PERFORMANCE COMPARISON (1)

   The graph below provides an indicator of cumulative total stockholder returns for Avanex as compared with the NASDAQ Composite Index and S&P Technology Sector Index weighted by market value at each measurement point. The graph assumes $100 invested on February 3, 2000, in Avanex common stock at our initial public offering price of $36.00 per share, the NASDAQ Composite Index and the S&P Technology Sector Index and reinvestment of dividends. This graph covers the period of time beginning February 3, 2000, when Avanex's common stock was first traded on the Nasdaq National Market, through June 30, 2001. No dividends have been declared or paid on the Company's common stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                     [PERFORMANCE GRAPH APPEARS HERE]

                                       Cumulative Total Return
                                       -----------------------
                                       2/3/00  6/30/00 6/30/01
                                       ------- ------- -------
                Avanex Corporation.... $100.00 $265.28 $26.94
                NASDAQ Composite Index  100.00   93.45  50.91
                S&P Technology........  100.00  103.82  50.81


--------
(1)This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                    /s/ Thomas G. LaWer
                                          Thomas G. LaWer
                                          Secretary

September 17, 2001

                                      PROXY

                               AVANEX CORPORATION

Proxy Solicited By The Board of Directors for The Annual Meeting of Stockholders
                         To Be Held On October 19, 2001


     The undersigned hereby appoints Paul Engle and Thomas LaWer and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of Avanex Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Avanex Corporation to be held at the Marriott Hotel, 46100 Landing Parkway, Fremont, California 94538, telephone: (510) 413-3766 on Friday, October 19, 2001 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     Unless A Contrary Direction Is Indicated, This Proxy Will Be Voted For Proposal 1 And Proposal 2, As More Specifically Described In The Proxy Statement. With Respect To The Election Of Directors In Proposition 1, If You
Do Not Vote For The Election Of A Nominee And Do Not Specifically Withhold Your Vote, Then You Will Be Deemed To Have Granted The Above Persons The Authority To Vote For The Election Of Such Nominee Or Nominees. If Specific Instructions Are Indicated, This Proxy Will Be Voted In Accordance Therewith.













                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE
------------------                                            ------------------
 SEE REVERSE SIDE                                              SEE REVERSE SIDE
------------------                                            ------------------

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Avanex Corporation

--------------------------------------------------------------------------------
                                  DETACH HERE

[X] Please mark votes
    as in this example.


The Board Of Directors Recommends A Vote For Proposal 1.

     1. To elect two directors to hold office until the 2004 Annual Meeting of Stockholders.

          Nominees:  (01) Todd Brooks,  (02) Vinton Cerf

          [_] FOR ALL NOMINEES

          [_] WITHHELD FROM ALL NOMINEES

          [_] ______________________________________________
              For all nominees except as noted above


The Board of Directors Recommends A Vote For Proposal 2.

     2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending June 30, 2002.

               FOR  AGAINST  ABSTAIN
               [_]    [_]      [_]


ADDRESS CHANGE:               MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [_]

                              MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]



                         Please Vote, Date And Promptly Return This Proxy In The
                    Enclosed Return Envelope Which Is Postage Prepaid If Mailed In The United States.

                         Please sign exactly as your name appears hereon. If the
                    stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Signature: ______________ Date: _______  Signature: ______________ Date: _______